EXHIBIT 99.2

April 29, 2013

Dear Shareholders,

2012 was another year of improving results, but the year ended on a very sad note with the shootings at the Sandy Hook Elementary School. All of us at Ruger are deeply saddened by the horrible, criminal events that took place at the elementary school in Newtown, Connecticut. Newtown is only a short distance from our headquarters and we have employees who live around Newtown and have family, friends and acquaintances that were affected. Our thoughts and prayers go out to the families and the victims of this terrible tragedy.

The National Shooting Sports Foundation, which does a commendable job representing our industry, is working hard to encourage legislators to fix the National Instant Criminal Background Check System (NICS) by ensuring all appropriate criminal and adjudicated mental health records are entered into the system. Additionally, they are working to provide law enforcement with additional tools needed to arrest and prosecute illegal firearms traffickers and straw purchasers, and to urge effective, consistent enforcement of existing laws. Their goal is to dramatically reduce the criminal misuse of guns without infringing our Constitutional rights or unduly burdening our industry. We fully support their initiatives.

2012 Results

We achieved net sales of $491.8 million and earnings of $3.60 per share in 2012, compared with sales of $328.8 million and earnings of $2.09 per share in 2011. These are year-over-year increases of 50% and 72%, respectively.

The first quarter of 2013 was also strong, with net sales of $155.9 million and earnings of $1.20 per share, compared with net sales of $112.3 million and earnings of 79¢ per share in the first quarter of 2012. These are year-over-year increases of 39% and 53%, respectively.

Market Conditions

Overall consumer demand for firearms was strong throughout 2012, and increased approximately 28% from 2011 to 20121. The strongest demand was for handguns, especially handguns appropriate for self-defense. Many other market segments also appeared to do well, including revolvers, bolt-action rifles, modern sporting rifles, and other semi-automatic rifles.

[1]	Estimate based on the trend in National Instant Criminal Background Check System background checks (NICS), as adjusted by the National Shooting Sports Foundation (NSSF) to eliminate background checks associated with permit applications and renewals rather than firearms sales.

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The estimated unit sell-through of our products from the independent distributors to retailers in 2012 increased by 63% from 2011. Because this 63% growth exceeded the 28% increase in adjusted NICS background checks during 2012, we believe we gained market share in 2012.

During the first quarter of 2013, the estimated unit sell-through of our products from the independent distributors to retailers increased 12% from the first quarter of 2012. This estimated unit sell-through was effectively limited to the amount of first quarter production because distributor inventory totaled only 59,200 units at December 31, 2012. For reference, at December 31, 2011, the distributor inventory totaled 135,600 units, allowing Q1 2012 sell-through to exceed Q1 2012 production by 22%. During the first quarter of 2013, National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation) increased 46% compared to the first quarter of 2012.

During the first quarter of 2013, the Company limited the incoming orders from the independent distributors to mitigate the growth of the backlog. This action was necessary due to the following:

•	Strong demand from consumers, coupled with the current political climate, resulted in unprecedented levels of orders from retailers to distributors during the distributor show season, and

•	Our backlog at December 31, 2012, which totaled 1.5 million units, already represented approximately nine months of production capacity at our current build rates, despite the significant year-over-year increase in our capacity. For reference, the backlog at December 31, 2011 was 337,000 units.

As a result, net orders received in the first quarter of 2013 decreased 11% from the comparable prior year period. Despite this decrease in orders received, our ending backlog of 2.1 million units is 900,000 units greater, or nearly double, the backlog at March 31, 2012.

New product introductions are an important driver of demand. In 2012, we launched the SR22 Pistol, Ruger American Rifle, 10/22 Take Down, 22/45 Lite, and the Single-Nine single-action revolver. In 2013 we have launched the LC380 pistol and the SR45 pistol. New products resulted in sales of $182 million or approximately 38% of sales for 20122 and sales of $53 million in Q1 of 2103 or approximately 35% of sales for the quarter.

We remain committed to developing and introducing innovative new products in growth segments of our market. This is the first of the two core elements of our strategy.

Manufacturing

New product introductions have not only driven demand, but they also have driven our capital equipment and manufacturing space needs. Over the last six years, the Company, through its lean initiatives, has approximately quadrupled its rate of production in the same, fixed amount of space. We are running out of space, however, so in anticipation of additional space requirements for future new product introductions, the Company has embarked on a search for a third manufacturing facility.

In 2012, we expanded capacity for certain mature products, introduced new capacity for new product introductions, and increased unit production by 52% from 2011. During this time inventory turns were increased, helping the Company avoid approximately $15 million of inventory growth.

[2]	New product sales include only those major new products that were introduced with the past 24 months.

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During the first quarter of 2013, we increased unit production by 33% from the first quarter of 2012, and by 9% from the fourth quarter of 2012.

Our implementation of lean methodologies in all areas of our business continues, and we are hopeful of further improvements in the years to come that will free up assets (cash, people, space, and capacity) that we can invest in top-line growth. This is second of the two core elements of our strategy.

Liquidity, Capital Expenditures, and our Dividend Practice

2012 was a good year in terms of cash flow, as $87.2 million of cash was generated from operations. The first quarter of 2013 also had strong cash flow, with $30.4 million generated from operations. As a result, our balance sheet remains very healthy, with approximately $45.6 million in cash and equivalents and no debt. Additionally, our accounts receivable balance is 99% current.

In 2012, capital expenditures totaled $27.3 million. Of this amount, approximately two-thirds was for new products and capacity expansion. The remaining capital was deployed primarily to maintain and upgrade older manufacturing equipment and to support our facilities. Our depreciation in 2012 was approximately $14.5 million, so we had about $13 million of capital expenditures in excess of depreciation. This $13 million represented only a 7% increase in our gross Plant, Property, and Equipment and, combined with our lean efforts, helped us achieve the 52% increase in unit production in 2012.

We expect to invest approximately $30 million for capital expenditures during 2013. During the first quarter of 2013, we invested $8 million, much of it related to tooling and equipment for new products.

During the first quarter of 2013, our finished goods inventory decreased to 16,900 units, valued at $4.5 million, and remains well below optimal levels to support rapid order fulfillment. We anticipate that our finished goods inventory could increase by as much as $15 million from the current level if we could attain the desired level of finished goods inventory.

During the past 12 months, Ruger paid quarterly dividends totaling $28.6 million to our shareholders based on our 2012 results of operations. Our dividend practice bears some explanation because it is uncommon, but we think it benefits our shareholders and protects Ruger from issuing dividends disproportionate to our earnings during periods of rapidly changing market conditions. Our quarterly dividends are based on a percentage of earnings each quarter and therefore the amount paid varies every quarter. We feel that this approach benefits our shareholders as it tracks our performance from quarter to quarter, allowing the dividend to better reflect our results than a fixed dividend amount per share.

In December of 2012, we paid a special dividend of $4.50 per share, which totaled $86.7 million. This special dividend was in keeping with the commitment we made at the Annual Meeting in 2007, when we said that we would find good uses for our cash or return it to shareholders. Since then, we have invested $104 million in the Company’s growth and returned $178 million to shareholders in the form of stock repurchases, quarterly dividends, and the special dividend. During this same period we increased firearm sales to 3.5x and EPS to 90x the levels reported then.

We did not repurchase any shares in 2012 or the first quarter of 2013. At the end of the first quarter of 2013, $8.0 million remained authorized and available for share repurchases and 19.3 million shares remain outstanding. We believe that stock repurchases are attractive to the Company when the stock is trading at price-to-earnings multiples that are below historical averages for the Company and the Company has cash on hand.

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Ruger has financed its working capital growth, its investment in capital equipment and new product development, its share repurchases, and its dividends with cash from operations.

Summary

I am optimistic about the opportunities for Ruger to grow and prosper. Ruger has a popular brand, a strong balance sheet, hard-working dedicated employees, and an experienced and engaged Board of Directors. We have a simple but effective strategy: to use new product introductions to spur demand and to adopt lean methodologies throughout the business to enable us to more efficiently fulfill that demand.

We have made significant progress in improving the sales and earnings of Ruger. This effort to improve the fundamentals of our business and to broaden our product line into growth segments will be ongoing and the road may not always be smooth, especially given the many economic and political factors that may affect our industry. Nonetheless, we anticipate the execution of our strategy will continue to deliver enhanced shareholder value over time.

Michael O. Fifer
Chief Executive Officer

Certain information relating to projection of the Company’s future results is forward-looking and involves risks, uncertainties and assumptions that could cause actual future results to materially differ from the forward-looking information. A discussion of some of the factors that individually or in the aggregate we believe could make our actual future results differ materially from such projections can be found under Item 1A Risk Factors in our Annual Report on Form 10-K filed with the SEC in February 2013. Our quarterly and annual SEC filings are available on the internet at www.sec.gov and www.ruger.com/corporate/.

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